EXHIBIT 8.2

                   Woods, Oviatt, Gilman, Sturman & Clarke LLP
                                44 Exchange Place
                            Rochester, New York 14614


                                  May 13, 1997




Safesite Records Management Corporation
96 High Street
North Billerica, MA 01862
Attn:    B. Thomas Golisano, Chairman

Ladies and Gentlemen:

         In connection with the registration by Iron Mountain Incorporated, a Delaware corporation ("Iron Mountain"), of shares of Iron Mountain Common Stock, par value $0.01 per share, for issuance in connection with the Agreement and Plan of Merger, dated as of February 19, 1997, by and among Iron Mountain, IM-1 Acquisition Corp., a wholly owned Delaware subsidiary of Iron Mountain ("Acquisition Corporation"), and Safesite Records Management Corporation, a Delaware corporation ("Safesite"), which agreement, as amended, and all other agreements contemplated thereby, are collectively referred to herein as the "Merger Agreement", this opinion is furnished to you to be filed as Exhibit 8.2 to the Registration Statement on Form S-4 (Registration No. 333-24635) (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act") filed with the Securities and Exchange Commission. Except as otherwise defined herein, capitalized terms used herein shall have the same meaning they have in the Registration Statement or in the Merger Agreement, as the context may require. "Code" shall mean the Internal Revenue Code of 1986, as amended, and "control" shall mean the ownership of stock possessing at least eighty percent (80%) of the total combined voting power of all classes of stock entitled to vote and at least eighty percent (80%) of the total number of shares of all other classes (and each other class) of stock of a corporation.

         Facts. Pursuant to the Merger Agreement, Safesite will be merged with and into Acquisition Corporation (the "Merger"), and the Safesite stockholders will in the Merger receive cash and Iron Mountain Common Stock in exchange for their Safesite Common Stock surrendered. In the aggregate, the Safesite stockholders will receive consideration in the Merger whose composition is at least 50% Iron Mountain Common Stock, and the balance cash. For federal income tax purposes, the Merger is intended to qualify as a tax-free reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code.

         Assumptions. In rendering our opinions, we have with your permission assumed the accuracy of the following assumptions as of the Effective Time, and we have assumed that


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Safesite Records Management Corporation
May 13, 1997
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the Merger will be consummated pursuant to the terms of and in accordance with the Merger Agreement.

         A. The fair market value of the Iron Mountain Common Stock and other consideration received by each Safesite stockholder in the Merger will be approximately equal to the fair market value of the Safesite stock surrendered in exchange therefor.

         B. There is no plan or intention by the stockholders of Safesite who own, directly or indirectly, a one percent (1%) or greater interest (by value) in Safesite, and to the best of the knowledge of the management of Safesite there is no plan or intention on the part of the remaining Safesite stockholders, to sell, exchange or otherwise dispose of a number of shares of Iron Mountain stock received in the Merger that would reduce the Safesite stockholders' ownership of Iron Mountain stock to a number of shares having a value, as of the date of the Merger, which is less than fifty percent (50%) of the value of all of the formerly outstanding stock of Safesite as of the same date. For purposes of this assumption, shares of Safesite stock exchanged for cash or other property, surrendered by dissenters, or exchanged for cash in lieu of fractional shares of Iron Mountain stock will be treated as outstanding Safesite stock on the date of the Merger. Moreover, shares of Safesite stock and shares of Iron Mountain stock held by Safesite stockholders and otherwise sold, redeemed, or disposed of prior or subsequent to the Merger have been considered in making this assumption.

         C. Following the Merger, Acquisition Corporation will hold at least ninety percent (90%) of the fair market value of the net assets of Safesite and at least seventy percent (70%) of the fair market value of the gross assets of Safesite held immediately prior to the Effective Time. For purposes of this assumption, amounts paid by Safesite to dissenters, amounts paid by Safesite to stockholders who receive cash or other property, amounts used by Safesite to pay reorganization expenses, and all redemptions and distributions made by Safesite immediately preceding the Merger (except for regular, normal dividends) are included as assets of Safesite immediately prior to the Effective Time. Moreover, liabilities of Safesite to pay reorganization expenses are excluded from the computation of the fair market value of its net assets immediately prior to the Effective Time.

         D. Iron Mountain is in control of Acquisition Corporation.

         E. Acquisition Corporation has no plan or intention to issue additional shares of stock that would result in Iron Mountain losing control of Acquisition Corporation.

         F. Acquisition Corporation has no plan or intention to issue any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire stock in Acquisition Corporation that, if exercised or converted, would result in Iron Mountain losing control of Acquisition Corporation.

         G. Iron Mountain has no plan or intention to liquidate Acquisition Corporation, to merge Acquisition Corporation with or into another corporation (except for the Merger), or


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May 13, 1997
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to sell or otherwise dispose of any of the stock of Acquisition Corporation, except as permitted by Section 368(a)(2)(C) of the Code.

         H. No stock of Acquisition Corporation will be issued in the Merger.

         I. Neither Iron Mountain nor Acquisition Corporation has any plan or intention to reacquire, either directly or indirectly through an affiliate, any of the Iron Mountain Common Stock issued in the Merger, and Iron Mountain has no plan or intention to make any extraordinary distribution with respect to such stock.

         J. No share of Safesite stock has been redeemed in anticipation of the Merger, and Safesite has not made any extraordinary distribution with respect to its stock in anticipation of the Merger.

         K. Acquisition Corporation has no plan or intention to sell or otherwise dispose of any of the assets of Safesite acquired in the Merger, except for dispositions made in the ordinary course of business or transfers permitted by Section 368(a)(2)(C) of the Code.

         L. The liabilities of Safesite assumed by Acquisition Corporation in the Merger, and the liabilities to which the assets of Safesite transferred in the Merger are subject, were incurred by Safesite in the ordinary course of its business.

         M. Following the Merger, Acquisition Corporation will continue the historic business of Safesite or use a significant portion of Safesite's historic business assets in a business.

         N. Each of Iron Mountain, Acquisition Corporation, Safesite and the Safesite stockholders will pay its respective expenses, if any, incurred in connection with the Merger, and each will not pay another's expenses incurred in connection with the Merger.

         O. There is no intercorporate indebtedness existing between or among any of Iron Mountain, Acquisition Corporation or Safesite that was issued, acquired, or will be settled at a discount.

         P. None of Iron Mountain, Acquisition Corporation, or Safesite is an "investment company" as defined in Sections 368(a)(2)(F)(iii) and (iv) of the Code.

         Q. None of Iron Mountain, Acquisition Corporation, or Safesite is under the jurisdiction of a court in a Title 11 or similar case within the meaning of
Section 368(a)(3)(A) of the Code.

         R. The fair market value of the assets of Safesite transferred to Acquisition Corporation in the Merger will equal or exceed the sum of the liabilities assumed by Acquisition Corporation plus the amount of liabilities, if any, to which the transferred assets are subject.


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Safesite Records Management Corporation
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         S. The payment of cash in lieu of fractional shares of Iron Mountain
Common Stock is solely for the purpose of avoiding the expense and inconvenience to Iron Mountain of issuing fractional shares and does not represent separately bargained for consideration. The total cash consideration that will be paid in the Merger to the Safesite stockholders, instead of issuing fractional shares of Iron Mountain Common Stock, will not exceed one percent (1%) of the total consideration that will be issued in the Merger to the Safesite stockholders in exchange for their shares of Safesite stock. The fractional share interests of each Safesite stockholder will be aggregated, and no Safesite stockholder will receive cash in an amount equal to or greater than the value of one full share of Iron Mountain Common Stock.

         T. No consideration for the Merger has been or will be provided by Iron Mountain or the Acquisition Corporation to Safesite or the Safesite stockholders other than as expressly provided for in the Merger Agreement.

         U. None of the compensation received by any stockholder-employees of Safesite will be separate consideration for, or allocable to, any of their shares of Safesite stock; none of the shares of Iron Mountain stock received by any stockholder-employees of Safesite will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any stockholder-employees of Safesite will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

         Opinions. Based on the foregoing facts and representations, and assuming the accuracy thereof, we are of the opinion that, for federal income tax purposes:

         1. The Merger will qualify as a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code.

         2. Iron Mountain, the Acquisition Corporation, and Safesite will each be "a party to a reorganization" within the meaning of Section 368(b) of the Code.

         3. No gain or loss will be recognized by Safesite upon the transfer of its assets to the Acquisition Corporation in the Merger. Sections 357 and 361 of the Code.

         4. No gain or loss will be recognized by a Safesite stockholder as a result of the Merger, except (x) with respect to cash received by such stockholder in lieu of fractional shares of Iron Mountain Common Stock (as discussed below) and (y) if a stockholder of Safesite receives cash in the Merger other than in lieu of a fractional share, then gain, if any, realized by such stockholder will be recognized only to the extent of such cash received. If a Safesite stockholder's receipt of cash (other than cash in lieu of fractional shares) has the effect of a dividend distribution, then the amount of gain recognized that is not in excess of such stockholder's ratable share of Safesite's undistributed earnings and profits will be treated as a dividend.
Section 356 of the Code. The determination of whether a stockholder's exchange has the effect of a dividend distribution will be made on a stockholder-by-stockholder basis, in accordance with the principles of Clark v. Commissioner, 489 U.S. 726 (1989). No loss will be recognized by the Safesite stockholders. Section 356 of the Code.


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Safesite Records Management Corporation
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         5. A Safesite stockholder who receives cash in the Merger in lieu of a fractional share interest in Iron Mountain Common Stock will be treated as if the fractional share interest was actually received by such stockholder as part of the Merger and then redeemed by Iron Mountain, resulting in the cash that the stockholder receives in lieu of a fractional share interest being treated as having been received in full payment in a taxable sale of the stock redeemed as provided in Section 302(a) of the Code.

         6. The aggregate basis in the Iron Mountain Common Stock received in the Merger by a Safesite stockholder will equal such stockholder's basis in the Safesite stock surrendered in exchange therefor, increased by any income or gain recognized in the Merger by such holder, and decreased by the cash received in the Merger by such holder (including cash received in lieu of fractional shares). Section 358 of the Code.

         7. The holding period of Iron Mountain Common Stock to be received in the Merger by a Safesite stockholder will include his holding period of the Safesite stock surrendered in exchange therefor, provided that the Safesite stock surrendered was held as a capital asset on the date of the Merger. Section 1223(1) of the Code.

         8. After the Merger, a former Safesite stockholder's redemption of Iron Mountain Common Stock pursuant to the Escrow Agreement will be treated as a distribution equal to the amount of the claim satisfied by such redemption and will be a taxable dividend to the extent of Iron Mountain's available current or accumulated earnings and profits, except that such redemption will be treated as a taxable exchange in which gain or loss is recognized if it (i) results in a "complete termination" of the stockholder's stock interest in Iron Mountain under Section 302(b)(3) of the Code, (ii) is "substantially disproportionate" with respect to the stockholder under Section 302(b)(2) of the Code, or (iii) is "not essentially equivalent to a dividend" with respect to the stockholder under
Section 302(b)(1) of the Code.

No opinion is expressed concerning the consequences to any party of any matter other than those specifically addressed above. In particular, we express no opinion with respect to the state or local tax treatment of the Merger.

         Miscellaneous. The foregoing opinions are based on the Code as in effect on the date hereof and administrative and judicial interpretations of it. No assurance can be given that the Code will not change or that such interpretations will not be revised or amended adversely, possibly with retroactive effect.

         This opinion is not intended to satisfy the opinion required by Section 6.3(d) of the Merger Agreement, which opinion will be delivered at the Effective Time and be based upon executed representations made by Iron Mountain, Safesite, and certain Safesite stockholders.



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Safesite Records Management Corporation
May 13, 1997
Page 6

        This opinion is intended solely for the benefit and use of Safesite and its stockholders, and is not to be used, released, quoted, or relied upon by anyone else for any purpose (other than as required by law) without our prior written consent. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm made therein under the caption "Legal Matters" and "Certain Federal Income Tax Considerations". In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Securities and Exchange Commission promulgated thereunder.

                                Very truly yours,

                                   /s/ Woods, Oviatt, Gilman, Sturman &
                                   Clarke LLP

                                   WOODS, OVIATT, GILMAN,
                                   STURMAN & CLARKE LLP